Exhibit 99.1

FOR IMMEDIATE RELEASE

	COMPANY	Timothy C. Delmore
October 25, 2006	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT REPORTS FISCAL 2007 SECOND-QUARTER RESULTS

Second-quarter earnings per share rise, in line with guidance;
Arctic Cat introduces industry’s first diesel ATV, capable of using biodiesel fuels;
Outlook for record fiscal 2007 remains unchanged

THIEF RIVER FALLS, Minn., Oct. 25 — Arctic Cat Inc. (Nasdaq: ACAT) today reported  net sales grew to $285.3 million for the fiscal 2007 second quarter ended September 30, 2006, compared to $276.3 million in the same period last year. Net earnings for the quarter increased to $20.0 million, or $1.03 per diluted share. This was in the range of the company’s earnings guidance of $1.03 to $1.08 per diluted share. The fiscal 2007 second quarter earnings include $0.02 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R). The company reported net earnings in the prior-year period of $19.2 million, or $0.96 per diluted share.

“Our record sales and increased earnings for the second quarter were driven primarily by a 9 percent increase in snowmobile sales, continued strong demand for our Prowler utility ATV, and higher ATV parts and accessories sales,” said Christopher A. Twomey, chairman and chief executive officer. “We are confident that we remain on track to post sales gains across all of our product lines for the fiscal year.”

Some snowmobile and ATV sales to dealers that were anticipated to occur in the second quarter will now occur in the third quarter, due to the timing of shipments. Arctic Cat continues to expect full-year revenue growth in the range of 5 percent to 9 percent for snowmobiles, a 3 percent to 5 percent increase in ATV sales, and a gain of 3 percent to 6 percent for parts, garments and accessories sales.

For the six-month period, net sales were $381.7 million compared to $384.2 million in the first half of last fiscal year. Net earnings were $15.4 million, or $0.79 per diluted share, versus net earnings of $19.7 million, or $0.98 per diluted share, in the prior-year first half. The

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fiscal 2007 first half earnings include $0.03 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R).

During its fiscal 2007 second quarter, Arctic Cat repurchased approximately 100,000 shares of its common stock, leaving $6.8 million remaining under the company’s $20 million share repurchase program.

Product Line Results

Sales of Arctic Cat’s ATVs totaled $133.8 million compared to $135.8 million in the prior-year second quarter. Year-to-date ATV sales grew 9 percent to $194.0 million versus $177.3 million in the first six months of last fiscal year.

The Prowler UTV continued to be a strong contributor to Arctic Cat’s ATV business during the second quarter and first six months. During the second quarter, Arctic Cat also began shipping the industry’s first twin cylinder diesel ATV with the introduction of its new Diesel 700 model.

“We are excited to begin shipping the first biodiesel-compatible ATV,” said Twomey.  “This machine reflects our stewardship goal to be a leader in fuel efficiency.”

Arctic Cat’s Diesel ATV, with its exceptional low-end torque, is ideally matched to Arctic Cat’s line of SPEEDPoint accessories, making the machine highly versatile and allowing operators to change a variety of accessories in less than a minute.

Sales of Arctic Cat snowmobiles totaled $121.5 million in the 2007 second quarter, up 9 percent versus sales of $111.4 million in the same period last year. Contributing to the increase was the previously disclosed shift of Arctic Cat’s extensive new model snowmobile production, and related revenue and earnings, into the company’s fiscal 2007 second and third quarters. The company’s year-to-date snowmobile sales totaled $142.4 million compared to $163.5 million in the prior-year period.

Arctic Cat continues to anticipate that its full-year snowmobile revenues will exceed last year based on strong dealer orders for its 2007 model line-up, of which 80 percent are new models. In recognition of its snowmobile innovation this year, three 2007 Arctic Cat sleds already have been named among the year’s top sleds by a leading industry magazine. Snowmobiles chosen to receive this honor include Arctic Cat’s Jaguar Z1, with the first 4-stroke engine built specifically for snowmobiles, the fast F8 Sno Pro, and the M1000 mountain sled with its leading power-to-weight ratio.

Parts, garments and accessories (PG&A) sales rose 3 percent to $30.0 million compared to $29.0 million in the prior-year second quarter. PG&A continued to benefit primarily from increased ATV parts and accessories sales. Six-month PG&A sales grew 4 percent to $45.3 million versus $43.5 million in the year-ago period.

Outlook

Arctic Cat anticipates fiscal 2007 third-quarter net sales for the period ending December 31, 2006, to range between $210 million and $230 million, compared to $195.3 million for the same period last year. Net earnings are estimated to be between $0.33 and $0.38 per diluted share, including the impact of SFAS 123(R), which is estimated to be $0.02 per diluted share in the third quarter. The company reported earnings of $0.24 per diluted share in the prior-year quarter, which did not include the non-cash expensing of stock options.

For the current fiscal year ending March 31, 2007, Arctic Cat continues to anticipate reporting its seventh consecutive year of record sales. Net sales are estimated to grow 3 percent to 6 percent and be in the range of $754 million to $776 million. Full-year diluted earnings per share are anticipated to be in the range of $1.13 to $1.19, including approximately $0.07 to $0.08 per diluted share for the impact of adopting SFAS 123(R). In fiscal 2006, the company reported full-year earnings per diluted share of $1.20, which did not include the non-cash expensing of stock options.

Conference Call

Arctic Cat will host a conference call to discuss the second-quarter results today at 10:30 a.m. CT (11:30 a.m. ET). To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. A telephone replay also will be available until Wednesday, November 1. To access the telephone replay, dial (800) 405-2236, passcode 11074054.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Sales	$285,325	$276,270	$381,743	$384,194
Cost of Goods Sold	225,716	221,188	305,853	306,832
Gross Profit	59,609	55,082	75,890	77,362
Selling, General and Administrative Expenses	29,773	26,850	52,617	48,758
Operating Profit	29,836	28,232	23,273	28,604
Other Income (Expense)
Interest Income	84	111	327	421
Interest Expense	(814)	(82)	(1,026)	(105)
	(730)	29	(699)	316

Earnings Before Income Taxes	29,106	28,261	22,574	28,920
Income Taxes	9,130	9,044	7,130	9,255
Net Earnings	$19,976	$19,217	$15,444	$19,665
Net Earnings Per Share
Basic	$1.04	$0.97	$0.80	$0.99
Diluted	$1.03	$0.96	$0.79	$0.98

Weighted Average Shares Outstanding:
Basic	19,298	19,772	19,357	19,894
Diluted	19,378	19,930	19,462	20,080

	September 30,
Selected Balance Sheet Data:	2006	2005
Cash and Short-term Investments	$8,448	$62,274
Accounts Receivable, net	95,698	64,969
Inventories	154,206	120,432
Total Assets	366,411	344,125
Current Liabilities	154,697	143,613
Shareholders’ Equity	201,171	186,803

	Three Months Ended September 30,			Six Months Ended September 30,
Product Line Data:	2006	2005	Change	2006	2005	Change
Snowmobiles	$121,532	$111,444	9%	$142,442	$163,454	-13%
All-terrain Vehicles	133,823	135,820	-1%	193,974	177,269	9%
Parts, Garments & Accessories	29,970	29,006	3%	45,327	43,471	4%
Total Sales	$285,325	$276,270	3%	$381,743	$384,194	-1%

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